Exhibit 99.1

EFJ Prices Follow-On Offering

Irving, TX – August 19, 2005 – EFJ, Inc. (NASDAQ: EFJI) announced today that it has priced the sale of 6,000,000 newly issued shares of its common stock at $7.00 per share. EFJ has also granted the underwriters a 30-day option to purchase up to an additional 900,000 shares to cover over-allotments. The offering is expected to close on August 24, 2005.

The managing underwriters of the offering are A.G. Edwards, Needham & Company, LLC and C.E. Unterberg, Towbin. A registration statement relating to these securities has been filed with the Securities and Exchange Commission and has been declared effective. This press release shall not constitute an offer to sell or the solicitation of any offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the security laws of any such state or jurisdiction.

When available, printed copies of the final prospectus relating to the offering may be obtained from A.G. Edwards, One North Jefferson, St. Louis, Missouri 63103. The final prospectus will also be filed with the Securities and Exchange Commission and be available on the Commission’s website located at http://www.sec.gov.

About EFJ, Inc.

EFJ, Inc. is the Irving, Texas based parent company to industry-leading wireless telecommunications solutions businesses. EFJ, Inc. is home to the EFJohnson Company, one of the first developers of Project 25 mobile communications products compliant with federal government interoperability standards, and Transcrypt International, a leader in secure voice communication solutions. EFJohnson and Transcrypt International are wholly owned subsidiaries of EFJ, Inc. For more information, visit http://www.EFJI.com.

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